Exhibit 3.3

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION OF
NET 1 UEPS TECHNOLOGIES, INC.

FLORIDA DOCUMENT NUMBER: P97000041098

               Pursuant to the provisions of Sections 607.1006 and 607.10025, Florida Statutes, the undersigned corporation, NET 1 UEPS TECHNOLOGIES, INC., a Florida corporation (the "Corporation"), adopts the following Articles of Amendment to amend its Articles of Incorporation:

               1.          Name of the Corporation. The current name of the Corporation is Net 1 UEPS Technologies, Inc. and its Florida document number is P97000041098.

               2.          Text of the Amendment. The Articles of Incorporation, as amended, shall be amended as follows:

(a)	Deleting the first sentence of Article IV in its entirety and replacing it with the following:

"Effective as of June 13, 2005 (the "Effective Time"), a combination of the Corporation's Common Stock and Convertible Preference Stock (as defined in Section 1 herein) shall become effective, pursuant to which (i) every six shares of Common Stock outstanding and held of record by each shareholder of the Corporation immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof and shall represent one share of Common Stock from and after the Effective Time and (ii) every six shares of Convertible Preference Stock outstanding immediately prior to the Effective Time shall be reclassified and combined into one share of Convertible Preference Stock automatically and without any action by the holder thereof and shall represent one share of Convertible Preference Stock from and after the Effective Time. No fractional shares of Common Stock or Convertible Preference Stock shall be issued as a result of such combination. In lieu thereof, each holder of record of Common Stock and Convertible Preference Stock who would otherwise be entitled to receive a fractional share of Common Stock or Convertible Preference Stock shall receive one whole share of Common Stock or Convertible Preference Stock. Any reference to "Common Stock", "Preferred Stock" or "Convertible Preference Stock" in these Articles of Incorporation shall mean, after the Effective Time, the Common Stock, Preferred Stock or Convertible Preference Stock as reclassified and combined pursuant to this provision.

As of the Effective Time, the maximum number of shares of capital stock (as defined in Section 6 herein) that the Corporation shall be authorized to issue and have outstanding at any one time shall be one hundred thirty- three million three hundred thirty-three thousand three hundred thirty- three (133,333,333), of which eighty-three million three hundred thirty-

three thousand three hundred thirty-three (83,333,333) shares shall be designated as "common stock" (the "Common Stock"), par value $0.001 per share, and fifty million (50,000,000) shares shall be designated as "Preferred Stock" (the "Preferred Stock") par value $0.001 per share."

(b)	Deleting the second sentence of Article IV, Section 1 under the heading Special Convertible Preference Stock and replacing it with the following:

"The number of shares initially constituting the Convertible Preference Stock is 32,161,190 shares, par value $0.001 per share."

               3.          Date of Adoption. This Amendment was adopted as of May 19, 2005.

               4.          Manner of Adoption. This Amendment was adopted by the Board of Directors of the Corporation by adoption of a resolution approving the share combination on May 19, 2005 without shareholder action pursuant to Section 607.10025, Florida Statutes, and shareholder action was not required.

               5.          Rights of Shareholders; Percentage of Authorized Shares. This Amendment does not adversely affect the rights or preferences of the holders of outstanding shares of the Corporation's common stock or special convertible preference stock and does not result in the percentage of authorized shares of the Corporation's common stock or special convertible preference stock that remain unissued after the share combination exceeding the percentage of authorized shares of the Corporation's common stock or special convertible preference stock that were unissued before the share combination.

[Signature on next page]

               IN WITNESS WHEREOF, the Chief Executive Officer of the Corporation has signed these Articles of Amendment as of June 2, 2005.

NET 1 UEPS TECHNOLOGIES, INC.

By:	/s/ Serge Belamant
Name:	Serge C.P. Belamant
Title:	Chief Executive Officer